Exhibit 5.1

111 S. Calvert Street, 27th Floor

Baltimore, MD 21202-6174

TEL 410.528.5600

FAX 410.528.5650

www.ballardspahr.com

May 15, 2025

Orion Properties Inc.

2398 East Camelback Road, Suite 1060

Phoenix, Arizona 85016

Re:

Orion Properties Inc., a Maryland corporation (the “Company”) — Registration Statement on Form S-8 pertaining to the issuance by the Company of up to 6,681,973 additional shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company subsequent to the date hereof under the Amended and Restated Orion Properties Inc. 2021 Equity Incentive Plan (the “Amended Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to a Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i) the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 1, 2021, Articles of Amendment and Restatement filed with the Department on November 10, 2021 and Articles of Amendment filed with the Department on March 5, 2025;

(ii) the Second Amended and Restated Bylaws of the Company, approved and adopted by the Board of Directors of the Company on September 7, 2023, as amended by the First Amendment to the Second Amended and Restated Bylaws of the Company, approved and adopted by the Board of Directors of the Company on March 5, 2025 (collectively, the “Bylaws”);

(iii) the Written Consent of Directors in Lieu of an Organizational Meeting, dated as of July 15, 2021 (the “Organizational Resolutions”)

(iv) certain resolutions adopted by the board of directors of the Company (the “Board of Directors”) which, among other things, authorized the issuance of the Shares (the “Directors’ Resolutions”);

(v) the Amended Plan;

BALLARD SPAHR LLP

Orion Properties Inc.

May 15, 2025

(vi) the Registration Statement in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii) a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and as to the manner of adoption of the Directors’ Resolutions, the authorization for the issuance of the Shares, and the approval of the Amended Plan by the Stockholders of the Company;

(viii) a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(ix) such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a) each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b) each natural person executing any of the Documents is legally competent to do so;

(c) any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d) the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e) the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(f) none of the Shares will be issued or transferred in violation of the provisions of the Charter relating to restrictions on ownership and transfer of shares of stock of the Company;

(g) upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

BALLARD SPAHR LLP

Orion Properties Inc.

May 15, 2025

(h) In no event will the aggregate of the number of shares of Common Stock issued pursuant to Awards (as defined in the Amended Plan) and no longer subject to risk of forfeiture, and the number of shares issuable pursuant to then outstanding Awards, exceed 8,300,000 (subject to adjustment as provided under the Plan).

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The Shares have been generally authorized for issuance pursuant to the Amended Plan and if, as and when the Shares are issued subsequent to the date hereof either as Awards or upon the exercise or otherwise in respect of Awards issued under the Amended Plan, in exchange for the consideration therefor, in each case duly authorized by the Board of Directors of the Company or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, all in accordance with, and subject to, the terms and conditions of the Amended Plan and the applicable Award, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinions are expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP